ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT is entered into as of the 22nd    day of July, 2011, by and between STEVE AND CHRISTINE TEDESCO, both Colorado residents, (hereinafter collectively "Acquirer"); and CST HOLDING CORP., a Colorado corporation (hereinafter collectively referred to as "CST").

RECITALS

CST owns a wholly-owned subsidiary called CST OIL & GAS CORPORATION (the "SUB"), which has certain assets and liabilities as described in  Exhibit A hereto and various  rights under written and oral client agreements listed in Exhibit B hereto (the "Rights"), which agreements are incorporated by reference hereto.

CST contemplates conducting a merger in which its acquisition subsidiary will merge with an into a private Delaware corporation, and as a result of the merger, the shareholders of the private Delaware corporation immediately thereafter will own approximately 86% of the outstanding shares of CST (“Merger”).

The Merger will be conducted pursuant to an Agreement of Merger and Plan of Merger dated July 22, 2011 by and among CST Holding Corp., CST Acquisition Corp. and WebXU, Inc. (“Merger Agreement”).

In connection with the Merger, the parties to the Merger and the Acquirer contemplate that the SUB and related assets and rights will be spun out of CST, and transferred to the Acquirer.

Prior to the Merger the Acquirer owned 8.2 million shares of common stock of CST.

In connection with the Merger and as a part of the consideration hereunder, the Acquirer has agreed to cancel and return to treasury approximately 7.1 million shares of common stock of CST held by Acquirer, which shares represent an approximate 73.4% interest in CST prior to the Merger.

The parties wish to reduce their understandings regarding the SUB and to the Rights to writing in this document and to be bound by the terms and conditions thereof.

NOW, THEREFORE, for the mutual consideration set out herein, the parties agree as follows:

AGREEMENT

1.           Acquisition. CST is the owner of the SUB and the holder of the Rights. It is the intention of the parties hereto and by this Agreement that the Acquirer acquire 100% of issued and outstanding shares of the SUB and all of CST's rights to the Rights in exchange for the Acquirer's indemnification  of CST  and assumption of liabilities with respect to the SUB and the Rights.

2.           Efforts to Vest Ownership. Acquirer and CST  agree to use their best efforts to permit Acquirer to acquire full and unencumbered title to the issued and outstanding shares of the SUB and the Rights.

3.           Acquisition of Rights. By this Agreement and as of the Closing Date, CST hereby transfers, assigns and delivers all of its rights, title, and interest, of whatever nature, in and to the Rights to the Acquirer. This transfer, assignment, and delivery includes all rights to receive distributions in connection with the Rights. The Acquirer may take immediate possession and utilize the Rights as of the Closing Date hereunder.

4.           Representations of CST. CST hereby represents and warrants that, with respect to the SUB and the Rights to be transferred, effective this date and the Closing Date, the representations listed below are true and correct, to the best of its knowledge, information and belief. Said representations are meant and intended by all parties to apply to the SUB and the Rights.

(a)           CST is the sole owner of the SUB and the Rights and has the unqualified right to transfer and dispose of the SUB and the Rights as of the Closing Date.

(b)           There are no liabilities, either fixed or contingent against the SUB or the Rights not reflected in Exhibit C hereto other than contracts or obligations in the ordinary and usual course of business; and no such contracts or obligations in the usual course of business constitute or result in liens or other liabilities which, if disclosed, would alter substantially the financial condition of the SUB or the Rights, unless disclosed in Exhibit C hereto.

(c)           Prior to the Closing Date there will not be any negative material changes in the SUB or in the financial position of the Rights, except for changes arising in the ordinary course of business, which changes will in no event adversely affect the financial position of said SUB or Rights.

(d)           To the best of CST's knowledge, information and belief, neither the SUB nor the Rights is involved in any pending litigation or governmental investigation or proceeding not reflected in Exhibit C or otherwise disclosed in writing to Acquirer and, to the best knowledge of CST, no litigation, claims, assessments, or governmental investigation or proceeding is otherwise threatened against the SUB or the Rights.

(e)           Except as disclosed on any Exhibit, CST has not breached any agreement to which it is a party which relates to the SUB or the Rights.

(f)           The execution of this Acquisition Agreement will not violate or breach any agreement, contract, or commitment to which CST is a party, or federal or state law applicable to CST, and has been duly authorized by all appropriate and necessary action by the CST board of directors and shareholder.

(g)           At the date of this Agreement, CST has, and at the Closing Date hereof, will have to the best of each's knowledge, disclosed all events, conditions and facts materially affecting the business and prospects of SUB and the Rights.  CST has not now and will not have, at the Closing Date, withheld knowledge of any such events, conditions, and facts which each knows, or has reasonable grounds to know, may materially affect, directly or indirectly, the business and prospects of the SUB or the Rights.

5.           Representations of Acquirer. Acquirer hereby represents and warrants as follows:

(a)           The officers of Acquirer are duly authorized to execute this Agreement and have taken all actions required by law and agreements, charters, and bylaws, to properly and legally execute this Agreement.

(b)           As of the Closing Date and date hereof, Acquirer has the right to own the SUB and the Rights and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required.

(c)           As of the Closing Date, there is issued and outstanding one hundred thousand shares in the SUB, which is owned by CST.

(d)   Christine Tedesco is a member of the board of directors of CST, and is the President and Secretary of CST.

(e)    Acquirer owns 8,200,000 shares of common stock of CST prior to the Closing Date hereunder (and prior to cancellation or sale of any of said shares).

(f)    To the best of Acquirer's knowledge, information and belief, each of the representations and warranties made by CST in Section 4 above is true and correct as of the Closing Date hereunder.

6.           Closing Date. The Closing Date herein referred to shall be upon such date as the parties hereto may mutually agree upon but is expected to be September 18, 2011.  This Agreement is executed by the parties and effective as of the date hereof.

7.           Conditions Precedent to the Obligations of CST. All obligations of CST under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions:

(a)          The representations and warranties by or on behalf of Acquirer and CST contained in this Agreement or in any certificate or document delivered to CST pursuant to the provisions hereof shall be true in all material respects at and as of the time of Closing as though such representations and warranties were made at and as of such time.

(b)           Acquirer shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing on the Closing Date.

(c)           CST shall have acquired ownership of WebXU, Inc. pursuant to the Merger Agreement.

(d)           Acquirer shall deliver to the CST a letter commonly known as an "investment letter" agreeing that the common shares of the SUB are being acquired for investment purposes, and not with a view to resale.

(e)           All instruments and documents delivered to CST pursuant to the provisions hereof shall be reasonably satisfactory to CST.

(f)    Acquirer shall have cancelled such applicable portion of its shares held of CST, as specified in the Merger Agreement.

8.             Conditions Precedent to the Obligations of Acquirer. All obligations of the Acquirer under this Agreement are subject to the fulfillment, prior to or at the Closing on the Closing Date, of each of the following conditions:

(a)           The representations and warranties by CST contained in this Agreement or in any certificate or document delivered to Acquirer pursuant to the provisions hereof shall be true at and as of the time of Closing as though such representations and warranties were made at and as of such time.

(b)           CST shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)           CST shall have previously acquired the ownership of WebXU, Inc. pursuant to the Merger Agreement.

9.           Indemnification.

(a)   Within the period provided in paragraph 10 herein and in accordance with the terms of that paragraph, each party shall indemnify and hold harmless the other at all times after the date of this Agreement against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees incident to any of the foregoing, resulting from (i) any misrepresentations, breach of covenant or warranty, (ii) non-fulfillment of any agreement on the part of such party under this Agreement, or (iii) any misrepresentation in or omission from any certificate furnished or to be furnished to a party hereunder.

(b)    In addition, Acquirer shall indemnify and hold harmless CST at all times after the date of this Agreement against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees incident to any of the foregoing, resulting from (i) any claims, breach, liabilities or non-fulfillment of any agreement with respect to the SUB and the Rights, (ii) the actions of the Acquirors in connection with the transfer of the SUB to the Acquirer, or (iii) any actions and business activities of SUB prior and up to the Closing Date hereunder.

10.           Nature and Survival of Representations. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing hereunder and the consummation of the transactions contemplated hereby for two years from the date hereof. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for and not upon any investigation upon which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

11.           Documents at Closing. Between the date hereof and the date of Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

(a)           CST will deliver, or cause to be delivered, to Acquirer the following:

(1)           such executed documents as required by this Agreement;

(2)           certified copies of resolutions by CST's Board of Directors dated as of a date prior to the Merger, authorizing this transaction;

(3)           certified copies of resolutions by the holders of a majority of the outstanding voting stock of CST, dated as of a date prior to the Merger, authorizing this transaction;

(3)           such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or which may be reasonably requested in furtherance of the provisions of this Agreement.

(b)           Acquirer will deliver or cause to be delivered to CST:

(1)           the consideration as required under this Agreement;

(2)           such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement.

12.           Miscellaneous.

(a)           Further Assurances. At any time, and from time to time, after the effective date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to the SUB or any Rights transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

(b)           Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

(c)           Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested, to the following:

STEVE AND CHRISTINE TEDESCO
7060 B. South Tucson Way
Centennial, Colorado 80112

CST HOLDING CORP.
3435 Ocean Park Blvd.
Suite 107-282
Santa Monica, California 90405

(d)           Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)           Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)           Disclosure under Securities Laws. Acquirer hereto hereby states that the materials, including, current financial statements, prepared and delivered to them have been read and understood by CST, that it is familiar with the business of the SUB, that Acquirer is acquiring the shares under Section  4(2), commonly known as the private offering exemption of the Securities Act of 1933, under Regulation D of said Act, commonly known as the accredited investor provision, and that the shares are restricted and may not be resold, except in reliance on an exemption under the Act.

(g)           Governing Law. This Agreement was negotiated and is being contracted for in the State of Colorado, and shall be governed by the laws of the State of Colorado, and the securities transferred herein were sold in the State of Colorado, and Colorado law will govern.

(h)           Binding Effect and Assignment. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns. This Agreement may be assigned by either party; provided, however, that the appropriate permission has been given by those governmental entities whose permission may be necessary to effect the performance of this Agreement.

(i)           Time. Time is of the essence.

(j)           Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

ACQUIRER:	/s/ Steve Tedesco
STEVE TEDESCO

/s/ Christine Tedesco
CHRISTINE TEDESCO

CST HOLDING CORP.

CST:	By:	/s/ Christine Tedesco
Name:
Its:

EXHIBIT A

All cash and cash equivalents, prepaid expenses, fixed assets, and accounts receivable.

All accounts payable and other liabilities.

EXHIBIT B

Rights to be transferred pursuant to this Agreement:

1.	The right to use the name “CST OIL & GAS CORPORATION”.

2.	All agreements and contracts of SUB, both written and oral.

EXHIBIT C

None to Report.